Exhibit 10.8

AGREEMENT No. AGMGR-01

1st of July 2016

This agreement (hereinafter referred to as the “Agreement”) is entered by and between MetaQuotes Software Corp., with registered address P.O. Box N-341, Charlotte House, Charlotte Street, Nassau, Bahamas (hereinafter referred to as the “Licensor”), duly represented by its Head of Asia Pacific Branches Eric Lee and AGM Group Ltd., with registered address No. 5 Cork Street, Belize City, Belize (hereinafter referred to as the “Licensee”), duly represented by its Director Zhentao Jiang. The Licensor and the Licensee may herein-below be jointly referred to as the “Parties”, and each one in particular as a “Party”.

WIIEREAS, The Licensor is the legal owner and/or exclusive and rightful user of all Intellectual Property Rights and copyrights to MetaTrader 4 trading platform, a computer software package (hereinafter referred to as the “System”), properly registered by the Licensor with the Russian Patent and Trademark Office (“Rospatent”) (Certificate No. 2003611699 dated July 17th, 2003), intended for the provision of online brokerage services.

WHEREAS, The Licensor is the legal owner and/or exclusive and rightful user of the MetaTrader trademark, properly registered with Rospatent (Certificate No. 2003611699 dated July 17th, 2003), the World Intellectual Property Organization (“WIPO”) (Certificate No. 957372 dated January 31st, 2008), and the United States Patent and Trademark Office (“USPTO”) (Certificate and Reg. No. 3,182,784 dated December 12th, 2006).

WHEREAS, The Licensor is the legal owner and/or exclusive and rightful user of all intellectual property rights and copyrights to the MQL4 trademark, properly registered by the Licensor with Rospatent (Certificate No. 340878 dated June 6th, 2006), and with the WIPO (Certificate No 986555 dated October 7th, 2008).

WHEREAS, The Licensee intends to acquire a license for the use of the System and the Licensor is willing to grant such a license on the terms and conditions set forth below.

WHEREAS, The Licensee undertakes to become familiar with the System description, hardware requirements, terms of delivery and all the information concerning the System and its components prior to entering into a contractual relationship under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, the Parties agree as follows:

1. SUBJECT OF THE AGREEMENT

1.1.	The Licensor hereby grants the Licensee a non-exclusive, non-transferable, non-sublicensable, fee-based license with the right to download, install and use the System, intended for the provision of brokerage services in the financial markets, as prescribed under this Agreement.

2. DELIVERY SET AND PROCEDURE

2.1.	The System delivery set contains the following components:

●	MetaTrader 4 Server (trading server);

●	MetaTrader 4 Data Center (proxy server);

●	MetaTrader 4 Manager (manager/dealer workstation);

●	MetaTrader 4 Administrator (administrator workstation);

●	MetaTrader 4 Client terminal;

●	MetaTrader 4 Watchdog (backup replication service);

●	MetaTrader 4 Manager API, MetaTrader 4 Server API, Datafeed API.

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2.2.	The System shall be delivered to the Licensee within three weeks following the execution of this Agreement, provided that the Licensor has received the first payment and the Licensee has submitted the completed Application Form along with the necessary Due Diligence and KYC documentation.

2.2.1.	In order to download the System components, the Licensor shall grant the Licensee access to the MetaQuotes Support Center website (hereinafter referred to as the “Support Website”). The Licensee shall login to the Support Website using the provided credentials to download the installation packages of System components.

2.2.2.	The Licensee shall follow the delivery procedure and the instructions in the “Request for MetaTrader 4 Platform delivery” ticket at the Support Website. The Licensee shall fill in and submit the White Label form provided in that ticket to issue the MetaTrader 4 Server license key. The license key shall be sent to the corporate email address of the “Technical Administrator” in the Registration Questionnaire included in this Agreement (hereinafter referred to as the “Appendix No. 2”).

2.2.3.	The Licensee shall install the MetaTrader 4 Server using the provided license key and activate it according to the System’s documentation. After the MetaTrader 4 Server is activated by the Licensee, the Licensor shall issue the MetaTrader 4 Client Terminal White Label and provide the Licensee with the installation link. The delivery of the System by the Licensor is considered complete once a notification containing the Client Terminal installation file download link is sent to the Licensee via email.

All System components shall be delivered in electronic form as program installation files. The installation files shall be provided by the Licensor and downloaded via the Internet without involving any tangible media. Documentation and the user manuals are built-in the System.

2.3.	The Licensee shall accept the delivery of the System with all its built-in components and options, and the Licensor warrants operational efficiency only in respect to the System copies issued under this Agreement. The System is provided to the Licensee on an “as is” basis and the Licensor does not warrant that the use of the System will be uninterrupted or error-free or that it will achieve its intended purpose or results.

2.4.	Prior to using any System component, the Licensee undertakes to read, accept and agree with the terms and conditions of the relevant End User License Agreement (“EULA”) included in each system component. Violation of any term and/or condition of any relevant EULA shall constitute a material breach of this Agreement and shall entitle the Licensor to immediately terminate it.

2.5.	Access accounts to the Support Website are provided upon receipt of the first payment, based on the information provided in Appendix No. 2.

3. RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1.	The Licensee shall:

3.1.1.	at all times conduct business activities as regards this Agreement in a manner that does not reflect negatively on the System, the good name and reputation of the Licensor;

3.1.2.	not withhold information as to the Licensor’s legal ownership of the copyrights and other intellectual property rights in the System.

3.1.3.	not alter, obscure, remove, interfere with or add to any of the trademarks, trade names, markings or notices affixed to or contained in the System delivered to the Licensee; and

3.1.4.	not attempt at any time unauthorized use and/or access to the System and/or the Licensor’s intellectual property rights; and

3.1.5.	not adapt, reproduce, enhance, translate, reverse engineer, decompile, disassemble or otherwise modify or engage in any other similar manipulation of the System or any portion thereof without the Licenser’s express prior written approval.

Violation of this clause shall constitute a material breach of this Agreement and shall entitle the Licensor to terminate it.

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3.2.	The Licensee shall not participate in any illegal, deceptive, misleading or unethical practices including, but not limited to, disparagement of the System or other practices which may be detrimental to the System, Licensor or the public interest. In the event the Licensee is reported and/or found liable by a national and/or international authority to have committed, or there is suspicion to have committed, a criminal activity or an act of a fraudulent and related activity, the Licensor shall terminate the Agreement and withdraw the license.

3.3.	The Licensee shall not, and/or shall not allow others to, decompile, disassemble or reverse-engineer any program parts of the System or otherwise modify any software provided by the Licensor, or compromise the data transmission protocols of the Licensor’s software security system or use services based on unlicensed or hacked network protocols. Violation of this clause shall constitute a material breach of this Agreement and shall entitle the Licensor to terminate it.

3.4.	The Licensee undertakes to request the creation of access accounts to the Support Website solely for the Licensee’s employees. The Licensee also undertakes to deactivate access accounts of any former employees in a timely manner. Creation of access accounts for any third parties (partners, developers executing the Licensee’s orders, broker representatives, agents, etc.) is strictly forbidden. Violation of this clause shall entitle the Licensor to disable access to all Licensee’s accounts to the Support Website without prior notice.

Notwithstanding the above, the Licensor may, on reasonable grounds, suspend the Licensee’s access to the Support Website.

3.5.	The Licensee agrees to post its corporate name on the Licensor’s systems in the capacity of the Licensor’s customer.

3.6.	The Licensor may provide the Licensee with additional White-Labelled versions of the MetaTrader 4 Client Terminal and other available System components. The terms of use of the White-Labelled versions of the MetaTrader 4 Client Terminal are prescribed under the “White Label Agreement” (“Appendix No. 1”). Prices and fees of all additional components are published at the Support Website and may be modified from time to time at the Licenser’s own discretion.

3.7.	All Intellectual Property Rights in the System are owned by the Licensor and shall remain the exclusive property of the Licensor. Nothing in this Agreement intends to transfer any such rights or to vest any such rights in the Licensee. The Licensee is only entitled to the limited use of the System only in the manner described and in accordance with the terms of this Agreement.

3.8.	The Licensee agrees and warrants not to publish on its website and/or any website under its control, any materials and/or files derived from any unauthorized access to the System, its components and/or its derivatives. In the event such materials are found to be published on the Licensee’s websites, forums or other media controlled by the Licensee, they must be immediately removed. The Licensee also agrees and warrants not to distribute any such materials by electronic and/or non-electronic form. Violation of the above terms shall constitute a material breach of this Agreement.

3.9.	Upon termination of this Agreement for any reason, the Licensee agrees and warrants to remove and delete all copies of the System from the servers, personal computers and any other devices of the Licensee, its employees, servants or agents. The Licensee is obliged to confirm in writing that all copies of the System in its possession, manuals, promotional materials, technical information and other literature provided to the Licensee within the scope of this Agreement have been returned to the Licensor, or destroyed.

3.10.	The Licensee has a one-time right to “freeze” the license, no earlier than 12 months after execution of this Agreement, for a maximum period of 6 (six) months, provided that all payment obligations under this Agreement are fulfilled. All access to the System and to the Licensor’s resources shall be ceased, and technical support fee shall be suspended, until the request for reactivation. In the event the Licensee does not request reactivation within the prescribed period, this Agreement shall be terminated upon the Licensor’s written notice.

3.11.	The Licensee agrees and acknowledges that in addition to the license fee payable to the Licensor, as hereby explained, the Licensee shall pay to the Licensor a mandatory monthly technical support fee in accordance with the provisions of Section 5 of this Agreement. The technical support fee for the System may be increased on an annual basis, at the Licensor’s own discretion. In such cases a notice in writing shall be given to the Licensee at least one month in advance.

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3.12.	As part of the technical support, the Licensor shall periodically provide updates to the System to improve functionality, security and performance of the System components.

3.13.	The Licensee shall apply any updates to the System components provided by the Licensor via the Live Update service built into the System within 6 (six) months from the release of the System update. Systems with builds older that 12 (twelve) months shall not be supported by the Licensor. The Licensor shall inform the Licensee about the new System update release via email, or the information shall be published on the technical support website.

3.14.	The Licensee shall configure the System in accordance to the System’s built-in documentation. Additional materials, such as articles and F.A.Q.s may be published on the Support Website.

3.15.	In addition to Clause 3.12, the Licensor shall provide technical support by responding to requests created by the Licensee via the ticket system on the Support Website or directly via the System as the preferred method of communication. Other methods, such as online-chat and/or e-mail shall be given secondary priority. In emergency cases, the Licensee shall place a request in the ticket system and may stress the urgency via Hotline phones published on the “Contacts” page at the Support Website.

3.16.	The Licensor shall respond to requests created via the ticket system on the Support Website or directly via the System in a timely manner. Configuration and API queries shall be attended based on the Licensor’s resources availability.

4. LICENSE USE AND RESTRICTIONS

4.1.	The Licensor hereby grants the Licensee right of use of the following number of copies of each System component:

●	One copy of the MetaTrader 4 server for real accounts only, strictly for internal use of the Licensee;

●	One copy of the MetaTrader 4 server for demo accounts only, strictly for internal use of the Licensee;

●	One copy of the MetaTrader 4 backup server (controlled by MetaTrader 4 WatchDog service) for each trading server, strictly for internal use of the Licensee;

●	One copy of the backup replication service (MetaTrader 4 Watch Dog) for each trading server, strictly for internal use of the Licensee;

●	Unlimited number of copies of proxy servers (MetaTrader 4 Data Center), strictly for internal use of the Licensee;

●	Unlimited number of copies of manager terminals (MetaTrader 4 Manager), strictly for internal use of the Licensee;

●	Unlimited number of copies of MetaTrader 4 administrator terminals, strictly for internal use of the Licensee;

●	Unlimited number of copies of MetaTrader 4 client terminals.

4.2.	The Licensee undertakes to use only the above-mentioned copies of the server components of the System. Use of additional copies is prohibited unless authorized by the Licensor. Copies of the server components must be located at the server site either leased or owned by the Licensee. No other installations of the server components are permitted, and violation of this clause shall constitute a material breach of this Agreement.

4.3.	The Licensee agrees and warrants not to disclose or provide to any White-Labelled Companies, third parties or persons other than its employees access to the System’s administrative and/or managerial functions. The Licensee agrees and warrants that the White Label partners can have access only to the Client Terminal issued for their particular entity and the Manager Terminal with read-only rights for monitoring, without any other rights in the System. Violation of this clause shall constitute a material breach of this Agreement.

4.4.	A branded Client Terminal is issued for a particular legal entity and shall be used exclusively by that entity. Use of the branded Client Terminal by any other company, whether affiliated, associated with and/or endorsed by that particular entity is forbidden.

4.5.	Provision of services to traders through the System shall be performed using solely the MetaTrader 4 Client Terminals, or additionally ordered Mobile terminals, issued by the Licensor. Modifications of the Client or Mobile Terminals issued by the Licensor and/or use of any other Client or Mobile Terminals, is prohibited. Violation of this clause shall constitute a material breach of this Agreement.

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4.6.	Client Terminals branded under MetaQuotes Software Corp., downloaded from any website, shall only be used for demo and/or testing purposes. The Licensee acknowledges and agrees that any other use is strictly forbidden.

4.7.	The Licensee is allowed to use programs developed on the basis of MetaTrader 4 Server API, MetaTrader 4 Manager API, MetaTrader 4 Report API, MetaTrader 4 Datafeed API, provided that:

●	such programs are developed based on legitimately obtained APIs;

●	such programs do not breach clause 4.5;

●	the confidentiality of the API documentation is ensured at all times.

4.8.	The Licensor does not warrant operational efficiency of the System or its parts and components in conjunction with additional modules developed by the Licensee on the basis of the available APIs, or any other programs developed by any third party.

4.9.	The Licensee is prohibited to directly or indirectly develop any similar software for his own or public use, based on the «Materials owned by the Licensor» specified in Section 7 of this Agreement, and/or any other resources of the Licensor. Violation of this clause shall constitute a material breach of this Agreement.

4.10.	The Licensee agrees and acknowledges that the license granted under this Agreement shall not be resold, forwarded, or transferred to any other legal entity and/or any third party. Violation of this clause shall constitute a breach of this Agreement.

5. PAYMENT TERMS AND PAYMENT PROCEDURE

5.1.	The Licensee shall pay to the Licensor the license fee in the amount of US $100,000 (One Hundred Thousand US Dollars) in accordance with the following schedule:

5.1.1.	US $40,000 (Forty Thousand US Dollars) on the date of this Agreement, upon the delivery of the first Invoice to the Licensee.

5.1.2.	US $60,000 (Sixty Thousand US Dollars) to be paid in 10 (ten) monthly installments of US $6,000 (Six Thousand US Dollars), starting from the of August 2016.

5.2.	The monthly technical support fee for the System starts on the lst of November 2016 and is equal to US $1,500 (One Thousand Five Hundred US Dollars).

5.3.	The monthly technical support fee is mandatory and shall not be terminated unless the whole Agreement is terminated, or unless the license is suspended in accordance with clause 3.10 of this Agreement.

5.4.	The invoices issued by the Licensor are payable within 7 days of the date of their presentation. All payments are credited towards the Licensee’s account based on the permanent reference “6414078/Software license”, which must be stated on each bank transfer. In the event of a payment delay, a penalty shall be charged at the rate of 0.5% of the due amount for each day of delay. The total of the penalty shalt not exceed the amount of the payment owed.

5.5.	All invoices are issued in electronic form and sent to the Paymaster’s email address indicated in Appendix No. 2 hereto.

5.6.	Payments must be settled through the Licensee’s corporate bank account only. Licensor’s invoicing and bank details shall not be disclosed to any third Party or persons other than the Licensee’s employees.

5.7.	The Licensor shall receive full payments of the invoices, without any deductions. Accordingly, the Licensee shall pay all outgoing, intermediary and incoming bank charges resulting from transfers of payments to the Licensor. Any payments made in accordance with this Agreement are not refundable.

5.8.	The Parties agree that any tax obligations of either Party related to this Agreement shall be fulfilled outside of this Agreement, in accordance with the legislation of the Party’s country of residence and/or registration.

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5.9.	Each invoice presented to the Licensee shall be settled in full within the time specified herein Section 5. Continuous breach of payment terms and/or failure to pay invoices in full for 3 (three) months from date of issue, shall constitute a material breach of this Agreement and shall entitle the Licensor to terminate it.

6. COMPLIANCE AND DUE DILIGENCE

6.1	The Licensee hereby certifies that it is a legal entity and not an individual or a third party acting on behalf of this entity, and is the owner of the domain specified in this Agreement, or has the right and legal authority to use it. The Licensee undertakes to correspond with the Licensor in writing, using the corporate e-mail addresses only.

6.2.	The Licensee shall provide up to date documents for Due Diligence and KYC procedures deemed necessary by the Licensor, to update internal records from time to time. The Licensor warrants confidentiality of all provided documents in accordance with Section 7 of this Agreement.

6.3.	The Licensee represents and warrants that all information and documents provided to the Licensor is complete, accurate and not misleading.

6.4.	The Licensee undertakes to inform the Licensor, within a reasonable time, of any changes in the legal/corporate status of the Licensee’s company (e.g. change of name, address, directors, re-domiciliation). In the event of a material corporate change (e.g. mergers and acquisitions), whereby a different legal entity becomes the owner and/or user of the System, the Licensor shall be notified not later than 30 days of such a change. Subsequently the Parties shall terminate this present Agreement and execute a new Agreement with the new entity, under the applicable charges. Failure to comply with this clause shall constitute a breach of this Agreement.

7. CONFIDENTIALITY

7.1.	The Licensee shall observe the conditions of confidentiality with respect to this Agreement and its specific provisions, including but not limited to prices, fees and financial arrangements, and shall recognize their commercial value for the Licensor, The terms and conditions of this Agreement are absolutely confidential and shall not be disclosed to any third party, except as shall be necessary to effectuate its terms and/or unless legally compelled to do so, and then, only upon timely prior notice to the Licensor giving sufficient time to contest any such disclosure.

7.2.	Both Parties agree that, within the effective term of this Agreement, as well as after its expiration, they shall treat as confidential and not use, or disclose to any third party without the prior written consent of the other Party, any confidential information, including, without limitation, «Materials owned by the Licensors, any operational or technical data, know-how or other information, business and strategic plans, discoveries, production methods, designs, financial and accounting information, sales and marketing data, except when legally compelled to do so under Clause 7.5 herein, and except for the cases where such information:

●	exists in the public domain, or

●	is already available to such Party at the moment of its disclosure, or

●	subsequently passes into the public domain other than through the violation of this Agreement, or

●	is expressly allowed to be made available by such Party to any third party; or

●	is made available by such Party to a third party in a legal manner.

7.3.	The «Materials owned by the Licensor» include:

●	System software, as well as any updates and upgrades thereto, new versions thereof and associated subsystems, parts, services and components, including secure data transmission protocols;

●	Licenser’s technical solutions, any upgrades of such materials and any parts of such materials in any form;

●	any other information or data, whether in written, graphical or machine-readable form, relating to the Licensor’s technical designs;

●	Licensor’s technical documentation, articles, news and materials published at Support Website, www.mql4.com, www.mql5.com and any website owned by the Licensor or its partners.

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The Licensee understands and acknowledges that the «Materials owned by the Licensor» are confidential information and constitute assets which are valuable for the Licensor. The Licensee shall not use any «Materials owned by the Licensor» for any purposes not specifically mentioned in this Agreement.

7.4.	The Licensee undertakes not to disclose or provide any «Materials owned by the Licensor» or any part thereof, in any form, to any persons other than its employees. The Licensee undertakes to take appropriate steps to perform its obligations under this Agreement with respect to copying, modification, protection and integrity of such «Materials owned by the Licensor».

7.5.	In the event that either Party becomes compelled by law to disclose any confidential information, the receiving Party shall provide the disclosing Party with prompt written notice, so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of Section 7 of this Agreement.

7.6.	In the event that a protective order or other remedy is not obtained, or the disclosing Party waives compliance to the provisions of Section 7 of this Agreement, the receiving Party shall: (1) disclose only the portion of confidential information that is legally required to disclosed and (2) exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be afforded to confidential information.

7.7.	Any disclosure in violation of this Section shall be deemed a material breach of this Agreement and shall entitle the Licensor to terminate it.

7.8.	Termination of this Agreement for any reason by either Party shall not relieve the Parties of any obligation with respect to information and documentation disclosed under this Agreement.

7.9.	The provisions of this Section 7 shall survive the effective term of this Agreement and shall remain in force indefinitely.

8. INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1.	The Licensee understands and acknowledges that the Licensor is a software development company and does not provide nor offers any kind of financial, investment, brokerage, trading, hosting and data feed services in any local or international currency or stock market, nor is the Licensor involved in any respect, directly or indirectly in any commission based payments concerning any trading operations of the Licensee. The Licensee shall indemnify and hold harmless the Licensor against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs and expenses including but not limited to attorney’s fees and costs, whether or not involving a third party claim, arising out of the Licensee’s services in relation to the System.

8.2.	The Licensee acknowledges and agrees that the laws and regulations in some jurisdictions may prohibit or limit trading on some or all instruments, thus the System shall only be used for viewing purposes and all functions for test purposes in such jurisdictions. In the event of the use of the System by the Licensee in such jurisdictions without proper regulatory license where it is prohibited by law and/or by a financial regulator and constitutes an offense, the Licensee is doing so at its own risk and without the Licensor’s consent or knowledge, and the Licensee indemnifies the Licensor from any and all liability.

8.3.	The Licensor does not provide Internet access and/or trade server hosting services, nor has access to trade servers, transactions, databases or any other confidential information of the Licensee. Hence, the Licensor shall not be deemed to be an insider with respect to the Licensee, its clients or traders and shall not be held liable under any laws of the jurisdictions of any Party concerning the holders of privileged or inside information.

8.4.	The Licensor does not provide services of a Web hosting provider or computer equipment installation and monitoring services, therefore the Licensor cannot be held liable for any communication and/or equipment failure, delay in reporting transactions in accounting books or their confirmation, or any fault in electric circuits.

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8.5.	In no event shall the Licensor, or any of its employees, affiliates, contractors, directors, officers be held liable to the Licensee or any third party, whether in contract, tort (including negligence), or otherwise, whether foreseeable or not, for:

8.5.1.	Any direct, indirect, incidental, special, punitive or consequential damages (including without limitation any loss or corruption of data, interruption, computer failure or pecuniary loss) arising out of the use or inability to use the System and/or services provided via www.mql4.corn and websites with mql5.com domain name;

8.5.2.	Any loss of income, business, profits or anticipated savings (whether direct or indirect), arising out of the use or inability to use the System and/or services provided via www,mq14.com and websites with mq15.com domain name;

8.5.3.	Any loss or damage arising out of or in connection with:

●	Any disruption or delay in any communication when using the System and/or services provided via www.mql4.com and websites with mq15.com domain name;

●	The suspension or termination of this Agreement by either Party;

●	The Licensee’s decision not to update upon release of new versions of the System. This clause 8.5 shall survive termination of this Agreement.

8.6.	The Licensor shall not be held liable for any legal actions and/or third party claims arising from the relationship between the Licensee and its customers, relating to the operation of the System or from the use of any and all services provided on www.mq14.com and www.mq15.com web sites by the Licensee and its customers.

8.7.	The Licensee agrees to indemnify, hold harmless and defend the Licensor from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs and expenses, including but not limited to reasonable attorneys fees and costs, whether or not involving a third Party claim, which arise out of the use or misuse of any White Label. The Licensee is solely responsible for determining the appropriateness of use and assumes all risks associated with the use of White Labels, including but not limited to the risks of program errors, damage to equipment, loss of data or software programs, or unavailability or interruption of operations. In no event shall the Licensor be liable for claims, damages or other liability arising from, out of, or in connection with any White Label, whether foreseeable or not.

9. EFFECTIVENESS AND TERMINATION

9.1.	This Agreement shall be deemed effective from the date of its execution by both Parties and shall stay in force for one year and extend automatically for successive one year periods, unless either of the Parties notifies the other in writing about the intention not to extend this Agreement. Extension of the Agreement validity period is subject to the Licensee’s compliance with the terms under this Agreement, and in particular the fee provisions of Section 5. Such extension shall not entail any other license fee, except the monthly technical support fee.

9.2.	Either Party may terminate this Agreement at any time by sending to the other Party a written notice to this effect at least 30 days prior to the date of the intended termination of this Agreement.

9.3.	Either Party shall have the right to terminate this Agreement if the Parties are required to amend any material term of this Agreement as a result of a change in applicable laws and the Parties are unable to agree as such amendments within 10 days from the commencement of such discussions.

9.4.	Either Party shall have the right to immediately terminate this Agreement on the occurrence of any of the following events:

●	the other Party commits a material breach of this Agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of 10 days after being notified in writing to do so;

●	the other Party becomes insolvent/dissolved, or under administration;

●	the other Party voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency law;

●	the other Party discontinues its business.

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9.5.	Termination of this Agreement for any reason whatsoever shall not excuse the Licensee from paying to the Licensor all fees owed pursuant to Section 5 and all unpaid fees shall become due and payable.

9.6.	The Licensor shall not be liable to the Licensee for damages of any kind that derive from the termination of this Agreement in accordance with its terms and conditions. The Licensee waives any rights it may have to receive any compensation or reparation for termination of the Agreement under any laws.

9.7.	In the event of the termination and abandonment hereof, pursuant to the provisions of this Section hereof, this Agreement shall become void and have no effect, without any liability on the part of any of the Parties, except for the liability of the Licensee for fee payment pursuant to Section 5 hereof, removal of all copies of the System pursuant to Clause 3.10, and except either Party’s confidentiality obligations pursuant to Section 7, that shall remain in force indefinitely.

10. SEVERABILITY

10.1.	If any term or any part of a provision of this Agreement is found by a competent judicial authority to be invalid or unenforceable in any respect, the validity of the remainder of this Agreement shall be unaffected, provided that such unenforceability does not materially affect the operation of this Agreement.

11. WAIVER

11.1.	A Party’s failure to exercise or delay in exercising any right, power or privilege under this Agreement shall not operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof.

12. GOVERNING LAW

12.1.	This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the Republic of Cyprus. Any disputes arising between the Parties shall be settled through negotiations between them. In the event a dispute cannot be resolved through the negotiations of the Parties, it shall he resolved in the manner prescribed by the laws of the Republic of Cyprus and the Parties shall submit to the exclusive jurisdiction of the courts of the Republic of Cyprus.

12.2.	Any disputes arising between the Licensee’s directors, or owners, or shareholders regarding any issues related to the use of the System under this Agreement shall be solved without the involvement and/or arbitration of the Licensor.

12.3.	Any other issues which are not addressed by this Agreement shall be governed by the laws of the Republic of Cyprus.

13. MISCELLANEOUS

13.1.	The Licensor may introduce changes to the terms and conditions of this Agreement deemed necessary from time to time. The Parties shall coordinate and cooperate with each other in order to enter and execute supplementary/amending arrangements to facilitate such changes. Any amendments and/or supplements to this Agreement shall be invalid unless made in writing and duly signed by both Parties.

13.2.	Any notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered by any of the following means: (i) in person, (ii) courier service, (iii) registered mail, (iv) electronic mail to the address specified in this Agreement or such other corporate address as either Party may specify in writing.

13.1	The express terms and conditions of this Agreement are in lieu of all warranties, conditions, terms and obligations whether implied by or arising under statutes, common law, custom, trade usages, common practice, business or other provisions, all of which are hereby excluded to the fullest extent permitted by law.

13.4.	This Agreement shall be executed in 2 (two) original copies one for each of the Parties. All original copies hereof are identical, prepared in English and legally equal. The Licensor shall sign the 2 (two) original copies of this Agreement and mail them to the Licensee at the address indicated in Appendix No. 2. The Licensee shall sign each page of both original copies and return 1 (one) copy to the Licensor in the shortest time possible.

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DETAILS OF THE PARTIES

THE LICENSEE	THE LICENSOR

ACM Group Ltd.	MetaQuotes Software Corp.
No. 5 Cork Street, Belize City, Belize	P.O. Box N-341, Charlotte House, Charlotte Street, Nassau, Bahamas

Website: www.agmbroker.com	Website: www.metaquotes.net

Tel.: +86 01065020507	Tel.: +31 106690521

Director: Zhentao Jiang /s/ Zhentao Jiang	Head of Asia Pacific Branches: Eric Lee

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APPENDIX No. 1: WHITE LABEL AGREEMENT

This White Label Agreement (hereinafter referred to as the “Appendix No. 1”) is made by and between the Parties and constitutes an integral part of the Agreement No. AGMGR-01 (“hereinafter referred to as the “Agreement”), and together they set forth the entire agreement between the Parties.

NOW, THEREFORE, the Parties agree as follows:

1. SUBJECT

1.1.	This Appendix No. I is executed by the Parties for the issuing of White-Labelled versions of MetaTrader Client Terminals (hereinafter referred to as the “MetaTrader Client Terminals”) for the Licensee’s White Label partners (hereinafter referred to as the “White-Labelled Companies”). All terms and conditions set forth below in this Appendix No. 1 shall apply to all MetaTrader Client Terminals issued at any time.

2. REPRESENTATION AND WARRANTIES AS TO WHITE-LABELLED COMPANIES

2.1.	The Licensee represents and warrants that each White-Labelled Company has fulfilled all registration, qualification and/or other requirements of the applicable jurisdiction and is duly organised, validly existing and in good standing.

2.2.	The Licensee represents and warrants that each White-Labelled Company is approved and/or authorized and/or qualified under its local regulatory requirements to provide services in the financial markets.

2.3.	The Licensee represents and warrants that the White-Labelled Companies have all requisite authority to enter into contract with the Licensee and be fully bound by such a contract, and all necessary action has been taken in connection with such a contract.

2.4.	The Licensee represents and warrants that all information and documentation provided by each White-Labelled Company is complete, accurate and not misleading.

2.5.	The Licensee shall inform the Licensor of any developments, of which Licensee becomes aware, that may significantly impact each White-Labelled Company’s functions and operations and may lead to a breach of applicable laws and regulatory requirements.

3. RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1	The Licensor shall issue each MetaTrader Client Terminal under the name of each White-Labelled Company, presuming the receipt of the payment as per Clause 4.1 herein below, the filled in and signed Application Form, Due Diligence and KYC documentation, as well as the filled in White Label form provided in the order ticket at the Support Website.

3.2.	The Licensee acknowledges and agrees that all Intellectual Property Rights in the System are owned by the Licensor and shall remain the exclusive property of the Licensor, and nothing in this Appendix No. 1 intends to transfer any such rights or to vest any such rights in the White-Labelled Company, The White-Labelled Company is only entitled to the limited use of the MetaTrader Client Terminal only in the manner described and in accordance with the terms of this Appendix No. 1.

3.3.	Each MetaTrader Client Terminal is issued for the particular White-Labelled Company and shall be used exclusively by that White-Labelled Company. Use of the MetaTrader Client Terminal by any other company, whether affiliated or belonging to the same group of companies, is forbidden.

3.4.	Each MetaTrader Client Terminal is issued for the particular White-Labelled Company only and shall not be re-sold, forwarded, or transferred to any other legal entity and/or third party.

3.5.	The Licensee is solely responsible for determining the appropriateness of use and assumes all risks associated with the use of each MetaTrader Client Terminals by the White-Labelled Companies, including but not limited to the risks of program errors, damage to equipment, loss of data or software programs, or unavailability or interruption of operations. The Licensee indemnifies the Licensor from any and all liability.

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3.6.	The Licensee is obliged to inform the Licensor’s support team of any contact details change of each White-Labelled Company (e.g. website, email, address) to enable their update in the MetaTrader Client Terminal.

3.7.	The Licensee is hereby obliged to execute regular Due Diligence and KYC investigation procedures on White-Labelled Companies. In the event a White-Labelled Company is in breach of the applicable laws and regulations of its jurisdiction, e.g. is not in a good standing, and/or has been through material legal/corporate changes, such as change of control, the Licensee shall notify the Licensor immediately and request the cancellation of the corresponding MetaTrader Client Terminal of such White-Labelled Company. In the event the Licensee fails to inform the Licensor of any material change it becomes aware of, i.e. gross breach or insolvency of a White-Labelled Company within 5 (five) business days, and the Licensor obtains information from another source of such changes and breaches, the Licensor shall have the right to disable such a MetaTrader Client Terminal immediately, without any notification to the Licensee.

In the event the Licensee informs the Licensor of the status change of the White-labelled Company, a subsequent registration of a new entity by the White-Labelled Company shall not entitle transfer of the MetaTrader Client Terminal to the new entity.

3.8.	The effective period of each MetaTrader Client Terminal shall be determined by the Licensee at its sole discretion, provided that all Due Diligence, KYC and financial obligations under this Appendix No. 1 have been fulfilled. The Licensor may upon reasonable grounds cancel a MetaTrader Client Terminal by providing a written notice of 10 days to the Licensee.

3.9.	The Licensee, upon termination of a contract with any White-Labelled Company, shall request cancellation of such MetaTrader Client Terminal, and shall ensure that all references, links and materials owned/controlled by the Licensor are removed from the White-Labelled Company’s websites, and shall confirm this to the Licensor.

4. PAYMENT TERMS AND CONDITIONS

4,1	The Licensee shall effect a payment for each MetaTrader Client Terminal, followed by a monthly technical support fee. Prices of all additional components are published at the Support Website and may be modified from time to time, at the sole discretion of the Licensor.

4.2.	Payments shall be settled only through the Licensee’s corporate bank account. Licensor’s invoicing and bank details shall not be disclosed to any White-Labelled Company or any third party or persons other than the Licensee’s employees. Payments from the White-Labelled Companies’ corporate bank account are not permitted.

5. INDEMNIFICATION AND LIMITATION OF LIABILITY

5.1.	The Licensee shalt defend, hold harmless and fully indemnify the Licensor, its affiliates and staff from and against any and all liability, claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs and expenses including attorney’s fees, whether or not involving a third party claim, that arise or are alleged to have arisen as a result of the use or misuse, whether negligent or intentional, of the MetaTrader Client Terminals by the While-Labelled Companies.

5.2.	In no event shall the Licensor, or any of its employees, affiliates, directors, officers be held liable to the Licensee or any third party, whether in contract, tort (including negligence), or otherwise, whether foreseeable or not, for:

5.2.1.	Any direct, indirect, incidental, special, punitive or consequential damages (including without limitation any loss or corruption of data, interruption, computer failure or pecuniary loss) arising out of the use or inability to use the MetaTrader Client Terminal;

5.2.2.	Any loss of income, business, profits or anticipated savings (whether direct or indirect), arising out of the use or inability to use the MetaTrader Client Terminal;

5.2.3.	Any loss or damage arising out of or in connection with:

●	Any disruption or delay in any communication when using the MetaTrader Client Terminal;

●	The suspension or termination of this Appendix No. 1 by either Party;

●	The decision of the Licensee not to supply the White-Labelled Companies with direct download links for the regularly updated version of the MetaTrader Client Terminal.

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5.3.	The Licensor shall not be held liable for any legal actions and/or third party claims arising from the relationship between the Licensee and the White-Labelled Companies.

6. CONFIDENTIALITY

6.1.	The confidentiality provisions under Section 7 of the Agreement shall be adhered to.

6.2.	The Licensee shall ensure that each White-Labelled Company shall keep all matters relating to the MetaTrader Client Terminal and the System confidential.

6.3.	Confidentiality provisions shall survive the termination of this Appendix No. 1 and shall remain in effect indefinitely.

7. DISPUTE RESOLUTION

7.1.	Any disputes arising between the Licensee and each White-Labelled Company and/or its clients shall be solved without the involvement and/or arbitration of the Licensor.

DETAILS OF THE PARTIES

THE LICENSEE	THE LICENSOR

AGM Group Ltd.	MetaQuotes Software Corp.

Director: Zhentao Jiang	Head of Asia Pacific Branches: Eric Lee

/s/ Zhentao Jiang

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APPENDIX No. 2: REGISTRATION QUESTIONNAIRE

1. Information for postal delivery
Company name	AGM Group Ltd.

Recipient’s name	Alan Mi

Telephone (including the country code)	+86 13910254730
Full mailing address of the company (country, city, ZIP code, correct address)	Room 2112, Wangzuo Plaza East Tower, 1 Jinghua South Road, Beijing 100020, China
2. Technical administrator contact details
Full name	Alan Mi
Corporate email	support@agmbroker.com
Telephone	+86 13910254730
Skype
3. Paymaster
Full name	Jiang Zhentao
Corporate email	manager@agmbroker.com
Telephone	+86 13910254730
Skype
4. Marketing manager
Full name	Jerry Tang
Corporate email	marketing@agmbroker.com
Telephone	+86 13910254730
Skype
5. Access accounts of MetaQuotes Support Center
Full name, corporate email and login (CEO)	Zhentao Jiang manager@agmbroker.com agmgroup01
Full name, corporate email and login (Technical administrator)	Alan Mi support@agmbroker.com agmgroup02
Full name, corporate email and login (Paymaster)	Zhentao Jiang manager@Pagmbroker.com agmgroup01
Full name, corporate email and login (Marketing manager)	Jerry Tang marketing@agmbroker.com agmgroup03
6. Main White Label details
License name (section “About” in the client terminal)	AGM Group Ltd.
White Label name (logos and terminal branding)	AGM GROUP FX TRADER

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